Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139205
PROSPECTUS
Art Technology Group, Inc.
14,915,567 Shares of Common Stock
     The shares of our common stock covered by this prospectus are being offered for sale by the selling stockholders identified in this prospectus on a delayed or continuous basis.
     We will not receive any proceeds from the offering. We will bear the costs related to the registration of the shares covered by this prospectus, other than selling commissions.
     The selling stockholders, or other pledgees, donees, transferees or other successors-in-interest of the selling stockholders, may offer and sell the shares from time to time in one or more transactions. Sales may be made on one or more exchanges, including the Nasdaq Global Market, in the over-the-counter market or in privately negotiated transactions at prevailing market prices or at negotiated prices. The selling stockholders may sell the shares through broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions.
     Our common stock is traded on the Nasdaq Global Market under the symbol “ARTG.” The last reported sale price of our common stock on the Nasdaq Global Market on February 8, 2007 was $2.24 per share.
     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 8, 2007

     You should rely on the information contained in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only at the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of this prospectus.
     This prospectus contains summaries of certain provisions contained in some of the documents described herein, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to herein have been filed, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
     References in this report to “we”, “us”, “our” and “ATG” refer to Art Technology Group, Inc. and its subsidiaries. ATG and Art Technology Group are our registered trademarks, and ATG Wisdom is our trademark. This report may also include trademarks and trade names of other companies.

 i

SUMMARY
     This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described below under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in our common stock being offered by this prospectus. We urge you to read carefully this entire prospectus, the documents incorporated by reference into this prospectus and all applicable prospectus supplements relating to our common stock before making an investment decision.
About This Prospectus
     This prospectus is part of a “shelf” registration statement that we filed with the SEC. Under this registration statement, the selling stockholders listed in the selling stockholder table included in this prospectus may from time to time offer up to 14,915,567 shares of our common stock owned by them, at prices and on terms to be determined at or prior to the time of sale. We will not receive any proceeds from the sale of common shares by the selling stockholders.
     Upon receipt of notice from the selling stockholders, we will file any amendment or prospectus supplement that may be required in connection with any sale by a selling stockholder. You should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.
About Art Technology Group, Inc.
     We develop and market an integrated suite of Internet commerce, service and marketing solutions, as well as related services, including support and maintenance, education, application hosting and professional services.
     We deliver software solutions to help consumer-facing organizations create an interactive experience for their customers and partners via the Internet and other channels. Our software helps our clients market, sell goods and services and provide self-service opportunities to their customers and partners, which can enhance clients’ revenues, reduce their costs and improve their customers’ satisfaction.
     On October 2, 2006, we completed our acquisition of eStara, Inc., a leading provider of proactive conversion solutions for enhancing online sales and support initiatives. eStara’s Click to Call solution allows an online consumer to request an immediate call from a salesperson or customer care agent, via the telephone or computer.
     We are a Delaware corporation with our principal executive offices located at One Main Street, Cambridge, Massachusetts 02142. We commenced operations in 1991. Our Internet web site address is www.atg.com. We have not incorporated by reference into this prospectus the information on our web site, and you should not consider it to be a part of this document.
RISK FACTORS
     Investing in our common stock involves a high degree of risk. Please see the risk factors described under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus.

     Before making an investment decision, you should carefully consider these risks as well as the other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we currently deem immaterial may also adversely affect our business operations. If any of these risks materializes, the trading price of our common stock could fall and you might lose all or part of your investment.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     The Securities and Exchange Commission, or SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”
     Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, the risks and uncertainties set forth in “Risk Factors,” beginning on page 1 of this prospectus, as well as those set forth in our other SEC filings incorporated by reference herein.
     In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
USE OF PROCEEDS
     We will not receive any proceeds from the sale by the selling stockholders of the securities offered by this prospectus.
SELLING STOCKHOLDERS
     The selling stockholders acquired the shares covered by this prospectus from us in connection with our acquisition of eStara, Inc. The shares are subject to transfer restrictions set forth in an agreement and plan of merger among us, eStara, our wholly-owned subsidiaries Arlington Acquisition Corp. and Storrow Acquisition Corp., certain stockholders of eStara and the stockholder representative named therein, dated September 18, 2006, as amended on October 2, 2006. The following table sets forth information with respect to the beneficial ownership of our common stock by the selling stockholders as of December 7, 2006 and upon completion of the sale of all the shares offered under this prospectus. However, this does not necessarily mean that any of the selling stockholders will sell any or all of the shares being registered. For purposes of this table, we have assumed that the selling stockholders will sell all of the shares being offered by this prospectus.
     For purposes of the following table, beneficial ownership is determined in accordance with rules promulgated by the SEC. Under the rules, shares of our common stock issuable under options that are currently exercisable or exercisable within 60 days after December 7, 2006, are deemed outstanding and are included in the number of shares beneficially owned by a person or entity named in the table and are used to compute the percentage ownership of that person or entity. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. We have calculated the percentage beneficially owned based upon 127,216,156 shares of common stock outstanding as of December 7, 2006.

	Shares beneficially owned before offering					Shares beneficially owned after offering
					Number of
		Right to			shares to be		Right to
	Outstanding	acquire	Total	Percent	offered	Outstanding	acquire	Total	Percent

Trinity SBIC, LP (1)	4,993,865	—	4,993,865	3.9%	4,993,865	—	—	—	—
Cloquet Capital Partners, LLC (2)	4,725,139	—	4,725,139	3.7%	4,725,139	—	—	—	—
Epoch Holdings Corporation (3)	2,476,039	—	2,476,039	1.9%	2,476,039	—	—	—	—
Teleglobe America, Inc. (4)	806,722	—	806,722	*	806,722	—	—	—	—
Natelli, Thomas A. (5)(6)(7)	489,926	—	489,926	*	389,926	100,000	—	100,000	*
Federman, John (8)	366,537	—	366,537	*	366,537	—	—	—	—
Stock, Laurence (8)	228,404	—	228,404	*	228,404	—	—	—	—
Clark, Sheila A.	199,765	—	199,765	*	199,765	—	—	—	—
Siegrist, Joseph L. (8)	182,522	—	182,522	*	182,522	—	—	—	—
M&T Bank Corporation (9)	148,563	—	148,563	*	148,563	—	—	—	—
Ferrara, Cynthia Jenkins (8)(10)	74,667	—	74,667	*	74,667	—	—	—	—
Timchuk, Bradley (8)(11)	56,000	4,375	60,375	*	56,000	—	4,375	4,375	*
McIntyre, Marvin (12)	56,922	—	56,922	*	36,922	20,000	—	20,000	*
Gibbons, Christopher (5)(6)	33,383	—	33,383	*	33,383	—	—	—	—
Cancelosi, Anthony J. (5)(6)	32,354	—	32,354	*	32,354	—	—	—	—
Frank M. Jaggar and Sarah F. Jaggar as Joint Tenants with Rights of Survivorship (6)	32,354	—	32,354	*	32,354	—	—	—	—
Mt. Washington Associates LLC (13)	30,948	—	30,948	*	30,948	—	—	—	—
Natelli Communities, LP (14)	23,465	—	23,465	*	23,465	—	—	—	—
Moore, William J. (6)	16,600	—	16,600	*	16,600	—	—	—	—
Wardinski, Bruce (5)	12,443	—	12,443	*	12,443	—	—	—	—
Estate of Anthony M. Natelli (15)	10,368	—	10,368	*	10,368	—	—	—	—
Coxe, David (5)	8,296	—	8,296	*	8,296	—	—	—	—
Lewis, David	8,296	—	8,296	*	8,296	—	—	—	—
Chan, Jonathan (8)	8,295	—	8,295	*	8,295	—	—	—	—
Kluska, Ann Knox (8)	7,050	656	7,706	*	7,050	—	656	656	*
Canning, Christopher (8)	6,221	—	6,221	*	6,221	—	—	—	—
Nimmo, Brian (6)	4,743	—	4,743	*	4,743	—	—	—	—
Ferrara, Jerome (6)(16)	3,558	—	3,558	*	3,558	—	—	—	—
Coyne, Kevin (6)	3,279	—	3,279	*	3,279	—	—	—	—
Timchuk, Renee (6)(17)	2,188	—	2,188	*	2,188	—	—	—	—
Colona, Joan Fay (6)	2,073	—	2,073	*	2,073	—	—	—	—
McCann, Mary Natelli (18)	2,073	—	2,073	*	2,073	—	—	—	—
Zitnay, Andrew III	2,073	—	2,073	*	2,073	—	—	—	—
Lee, Wayne M. and Hillary M.	1,727	—	1,727	*	1,727	—	—	—	—
Holtz, David A.	828	—	828	*	828	—	—	—	—
Jaggar, Franz (6)	2,828	—	2,828	*	828	2,000	—	2,000	*
Novak, Melody (6)	518	—	518	*	518	—	—	—	—

Total	15,037,567	5,031	15,042,598	11.7%	14,915,567	122,000	5,031	127,031	*

*	Less than one percent.

(1)	The shares registered in the name of Trinity SBIC, LP are controlled by the U.S. Small Business Administration as Receiver for Trinity SBIC, L.P. Thomas G. Morriss, Director, Office of SBIC Liquidation, has voting and investment control over these shares. Trinity SBIC, LP formerly held the right to appoint a board member of eStara.

(2)	Burton E. McGillivray, President of Cloquet Capital Partners, LLC, has voting and investment control over these shares. Cloquet Capital Partners, LLC formerly held the right to appoint a board member of eStara.

(3)	The following officers of Epoch Holding Corporation have voting and investment control over these shares: Adam Borak, Chief Financial Officer, William Priest, Chief Executive Officer, and Timothy T. Taussig, Chief Operating Officer. Epoch Holding Corporation formerly held the right to appoint a board member of eStara.

(4)	Govind Sankaranarayanan has voting and investment control over these shares.

(5)	Former director of eStara.

(6)	Former employee of eStara.

(7)	Mr. Natelli is the owner of Natelli Communities, LP, is the son of Anthony M. Natelli and is the brother of Mary Natelli McCann. Includes 23,465 shares held and to be offered by Natelli Communities LP. See notes 14, 15 and 18.

(8)	Current employee of or consultant to ATG or eStara.

(9)	Michael S. Piemonte, Senior Vice President of M&T Bank Corporation, has voting and investment control over these shares.

(10)	Spouse of Jerome Ferrara. See note 16.

(11)	Spouse of Renee Timchuck. See note 17.

(12)	Mr. McIntyre is an affiliate of a broker-dealer. Mr. McIntyre acquired his shares in the ordinary course as a personal investment, and he has no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(13)	J. E. Corette III, Authorized Member of Mt. Washington Associates LLC, has voting and investment control over these shares.

(14)	Owned by Thomas Natelli. Mr. Natelli is the President and CEO of Natelli Communities, LP and has voting and investment control over these shares. See note 7.

(15)	Father of Thomas Natelli. See note 7.

(16)	Spouse of Cynthia Jenkins Ferrara See note 10.

(17)	Spouse of Bradley Timchuck. See note 11.

(18)	Sister of Thomas Natelli. See note 7.

PLAN OF DISTRIBUTION
     We are registering the shares covered by this prospectus on behalf of the selling stockholders. All costs, expenses and fees connected with the registration of these shares will be borne by us. Any brokerage commissions and similar expenses connected with selling the shares will be borne by the selling stockholders. The selling stockholders may offer and sell the shares covered by this prospectus from time to time in one or more transactions. The term “selling stockholder” includes pledgees, donees, transferees and other successors-in-interest who may acquire shares through a pledge, gift, partnership distribution or other non-sale related transfer from the selling stockholders. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale and they may sell shares on one or more exchanges, including the Nasdaq Global Market, in the over-the-counter market or in privately negotiated transactions at prevailing market prices at the time of sale, at fixed prices, at varying prices determined at the time of the sale or at negotiated prices. These transactions include:
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	exchange or over-the-counter distributions in accordance with the rules of the exchange or other market;

•	block trades in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a combination of any such method of sale; and

•	any other method permitted pursuant to applicable law.
     In connection with distributions of the shares or otherwise, the selling stockholders may:
•	sell the shares short and redeliver the shares to close out short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares covered by this prospectus, which they may in turn resell; and

•	pledge shares to broker-dealers or other financial institutions, which, upon a default, they may in turn resell.
     The selling stockholders may also sell any shares under Rule 144 rather than with this prospectus if the sale meets the requirements of that rule.
     In effecting sales, the selling stockholders may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions,

discounts or concessions from the selling stockholders and/or from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. To our knowledge, there is currently no plan, arrangement or understanding between any selling stockholder and any broker-dealer or agent regarding the sale of any shares by the selling stockholders.
     The selling stockholders, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the shares covered by this prospectus may be “underwriters” under the Securities Act with respect to those shares and will be subject to the prospectus delivery requirements of that act. Any profit that the selling stockholders realize, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of shares acquired as principal, may constitute underwriting discounts and commissions. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain liabilities under statutes including, but not limited to, Section 11, 12 and 17 of the Securities Act and Section 10(b) and Rule 10b-5 under the Exchange Act.
     The securities laws of some states may require the selling stockholders to sell the shares in those states only through registered or licensed brokers or dealers. These laws may also require that we register or qualify the shares for sale in those states unless an exemption from registration and qualification is available and the selling stockholders and we comply with that exemption. In addition, the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the shares.
     If the selling stockholder notifies us that he has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, over-the-counter distribution or secondary distribution, or a purchase by a broker or dealer, we will file any necessary supplement to this prospectus to disclose:
•	the number of shares involved in the arrangement;

•	the terms of the arrangement, including the names of any underwriters, dealers or agents who purchase shares, as required;

•	the proposed selling price to the public;

•	any discount, commission or other underwriting compensation;

•	the place and time of delivery for the shares being sold;

•	any discount, commission or concession allowed, reallowed or paid to any dealers; and

•	any other material terms of the distribution of shares.
     In addition, if the selling stockholder notifies us that a donee, pledgee, transferee or other successor-in-interest of the selling stockholder intends to sell more than 500 shares, we will file a supplement to this prospectus.
     The selling stockholders will pay any underwriting discounts and commissions, any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services, and any other expenses incurred by the selling stockholders in disposing of the shares. We will pay the expenses we have incurred in connection with preparing and filing the registration statement and this prospectus. The selling stockholders may indemnify any broker-dealer or agent that participates in transactions involving the sale of the shares against liabilities, including liabilities under the Securities Act.
     Our common stock trades on the Nasdaq Global Market under the symbol “ARTG.”
WHERE YOU CAN FIND MORE INFORMATION
     We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.
     Our principal internet address is www.atg.com. We have not incorporated by reference into this prospectus the information on our web site, and you should not consider it to be a part of this document.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this registration statement:
(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006;

(c)	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006;

(d)	Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006;

(e)	Our current report on Form 8-K dated February 7, 2006 and filed on February 10, 2006;

(f)	Our current report on Form 8-K dated February 10, 2006 and filed on February 15, 2006;

(g)	Our current report on Form 8-K dated February 24, 2006 and filed on March 2, 2006;

(h)	Our current report on Form 8-K dated May 25, 2006 and filed on May 25, 2006;

(i)	Our current report on Form 8-K dated June 16, 2006 and filed on June 19, 2006;

(j)	Our current report on Form 8-K dated September 18, 2006 and filed on September 22, 2006;

(k)	Our current report on Form 8-K dated September 19, 2006 and filed on September 19, 2006;

(l)	Our current report on Form 8-K dated October 2, 2006 and filed on October 2, 2006;

(m)	Our current reports on Form 8-K and 8-K/A dated October 2, 2006 and filed on October 6, 2006 and November 8, 2006, respectively;

(n)	Our current report on Form 8-K dated October 4, 2006 and filed on October 5, 2006 (excluding Item 2.02 and exhibit 99.1 contained therein); and

(o)	The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.
     Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after the initial filing of this prospectus and before the date the registration statement is declared effective and (2) after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement, contained herein or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement, contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.
     You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142, telephone (617) 386-1000.
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our securities, you should read the prospectus and the exhibits filed with the registration statement, as well as all prospectus supplements.
LEGAL MATTERS
     The validity of the shares of common stock offered in this prospectus has been passed upon for us by Foley Hoag LLP, Boston, Massachusetts.
EXPERTS
     The consolidated financial statements of Art Technology Group, Inc. appearing in Art Technology Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Art Technology Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.